For:	Alamo Group Inc.

Contact:	Richard J. Wehrle
Executive Vice President & CFO
830-372-9615

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES RECORD 2023 THIRD QUARTER SALES AND EARNINGS

SEGUIN, Texas, November 2, 2023 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter ended September 30, 2023.

Highlights for the Quarter

•Eighth consecutive quarterly record for sales and earnings
•Net sales of $419.6 million, up 13.8%
◦Vegetation Management net sales of $246.9 million, up 8.0%
◦Industrial Equipment net sales of $172.7 million, up 23.1%
•Income from operations of $49.8 million, (11.9% of net sales), up 38.8%
•Net income of $34.9 million, or $2.91 per diluted share, up 35.2%
•Trailing twelve-month EBITDA of $245.0 million, up 25.0% from full year 2022(1)
•Backlog of $890.9 million, down 2.0% compared to prior year third quarter-end

Results for the Quarter

Record third quarter 2023 net sales of $419.6 million increased 13.8% compared to $368.8 million in the third quarter of 2022. Gross margin improved in the quarter versus the third quarter of 2022 by $21.8 million or 23.6%. Third quarter net income improved 35.2% to $34.9 million, or $2.91 per diluted share, compared to net income of $25.8 million, or $2.16 per diluted share in the third quarter of 2022. The Company’s backlog at the end of the third quarter was $890.9 million, virtually unchanged from the end of the second quarter of 2023 but slightly down by 2.0% versus the backlog at the end of the third quarter of 2022, and down 11.5% compared to the Company's backlog at the end of calendar year 2022.

ALAMO GROUP ANNOUNCES RECORD 2023 THIRD QUARTER SALES AND EARNINGS Page 2

Comments on Results
Jeff Leonard, Alamo Group’s President and Chief Executive Officer commented, “We are very pleased that our results were in line with our expectations and established new Company records for third quarter sales and earnings. Double digit sales growth of almost 14% was driven primarily by strong demand from governmental agencies and industrial contractors. Following the pattern of the past few quarters, further improvement in supply chain performance supported higher sales, improved operating efficiency, and allowed us to again approach our targeted 12% operating margin level.

“Conditions in our markets remained relatively strong across most customer segments. Third quarter 2023 order bookings were up 10% compared to the third quarter of 2022 and increased 25% compared to the second quarter of this year. We were especially pleased with the very strong orders received in the UK and Europe across both operating Divisions. In North America, the governmental sector continued to exhibit significant strength, while activity in forestry and tree care declined modestly. The farm and ranch segment declined on a year-over-year basis but recovered very nicely sequentially compared to the weakness we reported in the second quarter as a result of the retail incentive programs we put in place this year.

“We are also pleased to announce the recent acquisition of Royal Truck and Equipment. Royal Truck is a premier producer of specialized highway safety equipment including crash attenuator trucks. This segment has been growing at a very high rate over the past few years, and will continue to benefit from the recent U.S. federal infrastructure bill. Royal Truck has established a strong reputation as an innovative market leader and high-quality producer of products designed to enhance the safety of highway work crews. This business will be integrated with our sweeper and debris collector group that forms a core part of our Industrial Equipment Division. The acquisition is expected to be modestly accretive for the balance of 2023.

“Looking ahead, we expect the trends of the past several quarters to continue. Fleet and infrastructure investment by government agencies is likely to remain elevated for the foreseeable future. While weakness in the farm and ranch segment is expected to persist, we don't anticipate that conditions will further deteriorate in the near term.

“Our strong, high quality order backlog gives us excellent forward visibility. Combined with the health of our markets, this bodes well for our performance for the remainder of this year and for the first several

ALAMO GROUP ANNOUNCES RECORD 2023 THIRD QUARTER SALES AND EARNINGS Page 3

quarters of 2024. We are confident that we can continue to execute our strategy efficiently, and in doing so continue to grow at double digit rates and to further optimize operating margin.

"I want to take this opportunity to thank all of our employees for their exceptional dedication as well as our many suppliers, who worked in close coordination with us to achieve these results. I would also like to thank our dealers and customers who have continued to support our company, and our family of well-known brands."

Earnings Conference Call
The Company will host a conference call to discuss the results on Friday, November 3, 2023 at 10:00 a.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 1-877-317-6789 (domestic) or 1-412-317-6789 (international). For interested individuals unable to join the call, a replay will be available until Friday, November 10, 2023, by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (internationally), passcode 1294689.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events and Presentations”) on Friday, November 3, 2023 beginning at 10:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.
About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,350 employees and operates 27 plants in North America, Europe, Australia and Brazil as of September 30, 2023. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

ALAMO GROUP ANNOUNCES RECORD 2023 THIRD QUARTER SALES AND EARNINGS Page 4

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, new or unanticipated effects of the COVID-19 pandemic, geopolitical risks, including effects of the war in Ukraine, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2023	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$113,534	$75,308
Accounts receivable, net	378,107	301,919
Inventories	371,748	362,713
Other current assets	9,976	10,685
Total current assets	873,365	750,625

Rental equipment, net	38,431	33,156

Property, plant and equipment	164,519	153,062

Goodwill	195,863	192,946
Intangible assets	159,884	173,508
Other non-current assets	23,452	24,494

Total assets	$1,455,514	$1,327,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$110,944	$100,886
Income taxes payable	13,695	5,218
Accrued liabilities	79,682	71,820
Current maturities of long-term debt and finance lease obligations	15,008	15,010
Total current liabilities	219,329	192,934

Long-term debt, net of current maturities	308,892	348,463
Long-term tax liability	2,634	3,781
Other long-term liabilities	22,171	24,821
Deferred income taxes	14,754	20,761

Total stockholders’ equity	887,734	737,031

Total liabilities and stockholders’ equity	$1,455,514	$1,327,791

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Net sales:
Vegetation Management	$246,902	$228,511	$764,683	$704,520
Industrial Equipment	172,742	140,282	507,426	422,492
Total net sales	419,644	368,793	1,272,109	1,127,012

Cost of sales	305,501	276,428	927,385	848,289
Gross margin	114,143	92,365	344,724	278,723
	27.2%	25.0%	27.1%	24.7%

Selling, general and administration expense	60,564	52,723	180,090	161,367
Amortization expense	3,826	3,802	11,465	11,481
Income from operations	49,753	35,840	153,169	105,875
	11.9%	9.7%	12.0%	9.4%

Interest expense	(6,729)	(3,734)	(19,506)	(9,570)
Interest income	385	93	1,125	222
Other income (expense)	138	1,413	94	(473)

Income before income taxes	43,547	33,612	134,882	96,054
Provision for income taxes	8,632	7,791	30,244	23,291

Net Income	$34,915	$25,821	$104,638	$72,763

Net income per common share:

Basic	$2.93	$2.18	$8.78	$6.13

Diluted	$2.91	$2.16	$8.73	$6.10

Average common shares:
Basic	11,928	11,883	11,916	11,875

Diluted	11,996	11,941	11,983	11,932

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 2 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance. Attachment 3 reflects Division performance inclusive of non-GAAP financial measures such as backlog and earnings before interest, tax, depreciation and amortization ("EBITDA").

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended September 30,			Change due to currency translation
	2023	2022	% change from 2022	$	%

Vegetation Management	$246,902	$228,511	8.0%	$3,918	1.7%
Industrial Equipment	172,742	140,282	23.1%	217	0.2%
Total net sales	$419,644	$368,793	13.8%	$4,135	1.1%

	Nine Months Ended September 30,			Change due to currency translation
	2023	2022	% change from 2022	$	%

Vegetation Management	$764,683	$704,520	8.5%	$(1,600)	(0.2)%
Industrial Equipment	507,426	422,492	20.1%	(3,047)	(0.7)%
Total net sales	$1,272,109	$1,127,012	12.9%	$(4,647)	(0.4)%

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash
	September 30, 2023	September 30, 2022	Net Change

Current maturities	$15,008	$15,010
Long-term debt,net of current	308,892	348,463
Total debt	$323,900	$363,473

Total cash	113,534	75,308
Total Debt Net of Cash	$210,366	$288,165	$(77,799)

EBITDA
	Nine Months Ended		Trailing Twelve Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	December 31, 2022

Income from operations	$153,169	$105,875	$195,886	$148,592
Depreciation	23,674	21,972	33,114	31,412
Amortization	11,992	11,981	15,955	15,944
EBITDA	$188,835	$139,828	$244,955	$195,948

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Vegetation Management Division Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Backlog			$390,206	$544,571

Net Sales	$246,902	$228,511	764,683	704,520

Income from Operations	30,251	27,130	102,320	78,261
	12.3%	11.9%	13.4%	11.1%

Depreciation	3,915	3,765	11,335	10,718
Amortization	3,038	2,999	9,124	9,188

EBITDA	37,204	33,894	122,779	98,167
	15.1%	14.8%	16.1%	13.9%

Industrial Equipment Division Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Backlog			$500,661	$364,286

Net Sales	$172,742	$140,282	507,426	422,492

Income from Operations	19,502	8,710	50,849	27,614
	11.3%	6.2%	10.0%	6.5%

Depreciation	4,230	3,794	12,339	11,254
Amortization	964	969	2,868	2,793

EBITDA	24,696	13,473	66,056	41,661
	14.3%	9.6%	13.0%	9.9%